QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

HILTON HOTELS CORPORATION
Unaudited Statements of Income
(in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	Pro Forma 1999(1)	2000(2)	Pro Forma 1999(1)	2000(2)
Revenue
Owned hotels	$585	$632	$2,205	$2,429
Leased hotels	90	93	383	398
Management and franchise fees	79	86	320	350
Other fees and income	62	64	253	274

	816	875	3,161	3,451

Expenses
Owned hotels	391	413	1,446	1,571
Leased hotels	84	88	343	365
Depreciation and amortization	93	96	346	382
Other operating expenses	65	64	223	241
Corporate expense, net	41	10	100	62

	674	671	2,458	2,621

Operating income	142	204	703	830
Interest and dividend income	22	23	75	86
Interest expense	(108)	(111)	(409)	(453)
Net interest from unconsolidated affiliates	(4)	(4)	(15)	(16)
Net gain on asset dispositions	—	—	26	32

Income before taxes and minority interest	52	112	380	479
Provision for taxes	(25)	(46)	(154)	(200)
Minority interest, net	(2)	(2)	(10)	(7)

Net income	$25	$64	$216	$272

Net income per share:
Basic	$.07	$.17	$.58	$.74

Diluted	$.07	$.17	$.58	$.73

Average shares—diluted	391	392	394	392

(1)
The 1999 financial information is presented on a pro forma basis as if the acquisition of Promus had occurred on January 1, 1999. The financial results include non-recurring charges, primarily business combination expenses, totaling $.04 and $.06 per share for the three and twelve months ended December 31, 1999, respectively. Full year 1999 results exclude a $.01 per share charge related to the cumulative effect of an accounting change in the first quarter of 1999.

(2)
The 2000 financial results include a non-recurring benefit resulting from the termination of post-retirement life insurance programs totaling $.01 per share for both the three and twelve month periods ended December 31, 2000.

QuickLinks

HILTON HOTELS CORPORATION Unaudited Statements of Income (in millions, except per share amounts)